Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill
781-487-7600	617-542-5300
Email: mshea@macgray.com	Email: tuc@investorrelations.com

Mac-Gray Board Unanimously Rejects Acquisition Proposal

WALTHAM, MA, October 24, 2011 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations, today announced that its Board of Directors unanimously rejected an unsolicited written proposal from KP Capital, LLC to acquire Mac-Gray for $17.50 in cash per share.

The Mac-Gray Board of Directors has completed the comprehensive evaluation it undertook in response to the KP Capital proposal.  The Board’s evaluation process included a meeting among two Board members and KP Capital, multiple Board meetings, the assistance of two independent financial advisors, and a thorough, special review of the current and updated business plan from Mac-Gray management.  Based on its evaluation, the Board has unanimously determined that pursuing the transaction proposed by KP Capital, or a sale process, would not be in the best interests of the Company’s shareholders at this time.  The Board believes that the Company can best maximize long-term shareholder value by continuing to aggressively implement the strategic, operational and financial initiatives currently under way as well as those specific initiatives contemplated in the updated business plan.

“The Board of Directors, with the help of two top-tier outside financial advisors and counsel, carefully evaluated all relevant aspects of the KP Capital proposal and of a possible sale process, including undertaking the significant risks and uncertainties with such a process at this time,” said Thomas E. Bullock, Chairman.  “Among the factors the Board considered were the Company’s existing strengths, growth opportunities and financial prospects, including the strategic and operational initiatives already under way.”

The Managing Member of KP Capital is Benjamin Kovler.  At Mac-Gray’s 2010 annual meeting, Mr. Kovler’s affiliated entity, Kovpak II, LLC, made a proposal for the redemption of Mac-Gray’s shareholder rights plan.  At Mac-Gray’s 2011 annual meeting, Mr. Kovler nominated himself, Richard Drexler and Michael Soenen as directors.  None of Mr. Kovler’s nominees was elected and Mac-Gray’s shareholders re-elected each of the Company’s director nominees.

KP Capital stated that its proposal was backed by both debt and equity financing sources, but at its meeting with Mac-Gray directors would not identify those sources, absent execution of a confidentiality agreement and a commitment by Mac-Gray to pursue discussions.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages approximately 86,000 laundry rooms located in 43 states and the District of Columbia. Mac-Gray also sells and services commercial laundry equipment to retail laundromats and other customers through its product sales division. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

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